As filed with the Securities and Exchange Commission on May 10, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SESEN BIO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-2025616
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

245 First Street, Suite 1800 Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Sesen Bio, Inc. 2014 Stock Incentive Plan (as amended effective May 3, 2021)

Sesen Bio, Inc. 2014 Employee Stock Purchase Plan (as amended effective May 3, 2021)

(Full Title of the Plan)

Thomas R. Cannell, D.V.M.

President and Chief Executive Officer

Sesen Bio, Inc.

245 First Street, Suite 1800

Cambridge, MA 02142

(Name and Address of Agent For Service)

(617) 444-8550

(Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Steven J. Abrams

Hogan Lovells US LLP

1735 Market Street, 23rd Floor

Philadelphia, PA 19103

(267) 675-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐

Non-accelerated filer ☒	Smaller reporting company	☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.001 par value per share	14,300,000	(2)	$2.77	(3)	$39,611,000	(3)	$4,321.00

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of (i) 12,000,000 additional shares authorized for issuance under the Sesen Bio, Inc. 2014 Stock Incentive Plan and (ii) 2,300,000 additional shares authorized for issuance under the Sesen Bio, Inc. 2014 Employee Stock Purchase Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of $2.77 per share, the average of the high and low sale prices of the registrant’s common stock on the Nasdaq Global Market on May 3, 2021, in accordance with Rule 457(c) under the Securities Act of 1933, as amended, for the 14,300,000 shares issuable in the aggregate under the Sesen Bio, Inc. 2014 Stock Incentive Plan and the Sesen Bio, Inc. 2014 Employee Stock Purchase Plan.

Statement of Incorporation by Reference

This registration statement is being filed for the purpose of registering an additional 12,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”), of Sesen Bio, Inc. (the “Registrant”) that were added to the shares authorized for issuance under the Sesen Bio, Inc. 2014 Stock Incentive Plan as amended on June 19, 2019 and May 3, 2021 (the “2014 Incentive Plan”).

The Registrant previously filed a registration statement on Form S-8 (File No. 333-195170) with the Securities and Exchange Commission (the “Commission”) on April 9, 2014 to register 710,247 shares of Common Stock that were authorized for issuance under the 2014 Incentive Plan (the “Original Form S-8”). The Original Form S-8 also registered 1,346,235 shares that were authorized for issuance under the Registrant’s Amended and Restated 2009 Stock Incentive Plan (the “2009 Incentive Plan”). Upon the closing of the Registrant’s IPO in February 2014, the Registrant ceased granting awards under the 2009 Plan and all shares (i) available for issuance under the 2009 Incentive Plan at such time and (ii) subject to outstanding awards under the 2009 Incentive Plan that expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased without having been fully exercised or resulting in any common stock being issued were carried over to the 2014 Incentive Plan.

On March 12, 2015, March 31, 2016, May 5, 2017, May 16, 2018 (as amended on August 10, 2018), May 21, 2019, and November 14, 2019, the Registrant filed Registration Statements on Form S-8 (File No. 333-202677, 333-210523, 333-217686, 333-224959, 333-231644, and 333-234697 respectively) with the Commission to register an additional 722,331, 786,431, 982,164, 1,102,362, 1,102,362 and 7,908,972 shares of Common Stock, respectively, for issuance under the 2014 Incentive Plan. Upon the effectiveness of this registration statement, an aggregate of 25,314,869 shares of Common Stock will be registered for issuance from time to time under the 2014 Incentive Plan. Pursuant to General Instruction E to Form S-8, the contents of the Registration Statements on Form S-8 (File Nos. 333-195170, 333-202677, 333-210523, 333-217686, 333-224959, 333-231644, and 333-234697 filed with the Commission on April 9, 2014, March 12, 2015, March 31, 2016, May 5, 2017, May 16, 2018 (as amended on August 10, 2018), May 21, 2019 and November 14, 2019, respectively, are incorporated herein by reference into this registration statement except to the extent supplemented, amended or superseded by the information set forth in this registration statement.

This registration statement is also being filed for the purpose of registering an additional 2,300,000 shares of Common Stock that were added to the shares authorized for issuance under the Sesen Bio, Inc. Employee Stock Purchase Plan, as amended on May 3, 2021 (the “2014 ESPP”).

The Registrant previously filed a registration statement on Form S-8 (File No. 333-195170) with the Commission on April 9, 2014 to register 157,480 shares of Common Stock that were authorized for issuance under the 2014 ESPP. Upon the effectiveness of this registration statement, an aggregate of 2,457,480 shares of Common Stock will be registered for issuance from time to time under the 2014 ESPP. Pursuant to General Instruction E to Form S-8, the contents of the previous registration statement on Form S-8 (File No. 333-195170) filed with the Commission on April 9, 2014, is incorporated herein by reference into this registration statement except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Commission, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2014 Incentive Plan or 2014 ESPP, as applicable, as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Commission are incorporated by reference in this registration statement as of their respective dates:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 15, 2021;

(b)	the information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on March 25, 2021;

(c)	the Registrant’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that relate to such items) filed with the Commission on January 11, 2021, January 13, 2021, January 19, 2021, February 1, 2021, February 16, 2021, February 17, 2021, March 1, 2021, March 8, 2021, March 15, 2021, March 22, 2021, March 30, 2021, March 31, 2021, April 1, 2021, April 5, 2021, April 7, 2021, April 28, 2021 May 3, 2021, May 4, 2021 and May 10, 2021;

(d)	the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the Commission on May 10, 2021; and

(e)	the description of the Registrant’s capital stock contained in Form 8-A filed with the Commission on February 3, 2014, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the Commission.

For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s certificate of incorporation, as amended, provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s certificate of incorporation, as amended, provides that it will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The Registrant’s certificate of incorporation, as amended, also provides that the Registrant will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Registrant to procure a judgment in the Registrant’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee or, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If the Registrant does not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

The Registrant has entered into indemnification agreements with its directors and executive officers. In general, these agreements provide that the Registrant will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or officer of the Registrant or in connection with their service at the Registrant’s request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or executive officer makes a claim for indemnification and establish certain presumptions that are favorable to the director or executive officer.

The Registrant maintains a general liability insurance policy that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of Eleven Biotherapeutics, Inc. Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 18, 2014 (File No. 001-36296).

3.2	Certificate of Amendment of Certificate of Incorporation. Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 17, 2018 (File No. 001-36296).

3.3	Certificate of Amendment of Certificate of Incorporation. Incorporated by reference to Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q filed on May 10, 2021 (File No. 001-36296).

3.4	Amended and Restated By-laws. Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on May 17, 2018 (File No. 001-36296).

4.1	Specimen Stock Certificate evidencing the shares of common stock. Incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A filed on January 23, 2014 (Reg. No. 333-193131).

4.2	Form of Warrant issued to Silicon Valley Bank and Life Science Loans, LLC dated November 25, 2014. Incorporated by reference to Exhibit 10.23 to the Registrant’s Registration Statement on Form S-1 filed on December 19, 2014 (Reg. No. 333-201176).

4.3	Form of Common Warrant. Incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on November 3, 2017 (File. No. 001-36296).

4.4	Form of Warrant. Incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on March 23, 2018 (File. No. 001-36296).

4.5	Form of 2017 Warrant Amendment Agreement. Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on October 29, 2019 (File No. 001-36296).

4.6	Form of 2018 Warrant Amendment Agreement. Incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed on October 29, 2019 (File No. 001-36296).

5.1*	Opinion of Hogan Lovells US LLP.

23.1*	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP.

23.2*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1	Sesen Bio, Inc. 2014 Stock Incentive Plan, as amended. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 25, 2019 (File No. 001-362296).

99.2	Amendment No. 2 to the Sesen Bio, Inc. 2014 Stock Incentive Plan. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 3, 2021 (File No. 001-36296).

99.3	Sesen Bio, Inc. 2014 Employee Stock Purchase Plan. Incorporated by reference to Exhibit 10.13 to the Registrant’s Registration Statement on Form S-1/A filed with the SEC on January 23, 2014 (Reg. No. 333-193131).

99.4	Amendment No. 1 to the Sesen Bio, Inc. 2014 Employee Stock Purchase Plan. Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on May 3, 2021 (File No. 001-36296).

*       Filed herewith.

Item 9.	Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge, Commonwealth of Massachusetts, on this 10th day of May, 2021.

SESEN BIO, INC.

By:	/s/ Thomas R. Cannell, D.V.M.
Name:	Thomas R. Cannell, D.V.M.
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas R. Cannell D.V.M. and Monica Forbes, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas R. Cannell, D.V.M.	President, Chief Executive Officer and Director	May 10, 2021
Thomas R. Cannell, D.V.M.	(Principal Executive Officer)

/s/ Monica Forbes	Chief Financial Officer	May 10, 2021
Monica Forbes	(Principal Financial Officer)
/s/ Elly Ryu	Corporate Controller	May 10, 2021
Elly Ryu	(Principal Accounting Officer)

/s/ Jay S. Duker, M.D.	Chair of the Board	May 10, 2021
Jay S. Duker, M.D.

/s/ Carrie L. Bourdow	Director	May 10, 2021
Carrie L. Bourdow

/s/ Jane V. Henderson	Director	May 10, 2021
Jane V. Henderson

/s/ Jason Keyes	Director	May 10, 2021
Jason Keyes